Exhibit 10.5

VERIS RESIDENTIAL, INC.
STOCK OPTION AGREEMENT

This Stock Option Agreement (this “Agreement”) between Veris Residential, Inc. (the “Company”) and Jeffrey Turkanis (the “Optionee”) shall be effective as of April [●], 2022 (the “Grant Date”).

This Option (as defined below) is being made and granted as a standalone award, separate and apart from, and outside of, the Mack-Cali Realty Corporation Amended and Restated 2013 Incentive Stock Plan (as amended from time to time, the “Plan”) and all other shareholder-approved equity compensation plans of the Company. Notwithstanding the foregoing, the terms, conditions, and definitions set forth in the Plan shall apply to this Agreement and the Option as if the Option had been granted under the Plan, and this Agreement shall be subject to such terms, conditions, and definitions, which are hereby incorporated into this Agreement by reference (and any such references to the Plan in this Agreement shall solely be interpreted to be references to the substance of the Plan so incorporated, but shall not in any way imply or indicate that this Option was granted under the Plan). For the avoidance of doubt, the Option shall not be counted for purposes of calculating the aggregate number of Shares that may be issued under the Plan or for purposes of any limitations on awards under the Plan. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement shall control.

This Option is intended to be granted as a one-time employment “inducement award” under Section 303A.08 of the New York Stock Exchange (“NYSE”) Listed Company Manual, and consequently is intended to be exempt from the NYSE rules regarding shareholder approval of equity compensation. This Agreement and the terms and conditions of this Option shall be interpreted in accordance and consistent with such exemption.

WITNESSETH:

1.            Grant of this Option: The Company hereby grants to the Optionee, subject to the terms and conditions herein set forth, an option (this “Option”) to purchase from the Company all or any part of 250,000 Shares at a purchase price per Share equal to $[•], subject to adjustment as provided herein and in the Plan. The Shares subject to this Option are collectively referred to as the “Option Shares.”

2.            Terms and Conditions: It is understood and agreed that this Option evidenced hereby is not intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). This Option may be exercised from time to time subject to the following:

(a)            Expiration Date: This Option shall expire on the sixth (6th) anniversary of the Grant Date (the “Expiration Date”), unless earlier terminated as provided in Section 2(b).

(b)            Vesting and Forfeiture of Option; Forfeiture of Shares; Expiration:

(i)            General. This Option shall vest and become exercisable in three (3) substantially equal installments on each of the first three (3) anniversaries of the Grant Date (that is, the Option shall vest and become exercisable with respect to 83,333 Option Shares, 83,333 Option Shares, and 83,334 Option Shares on the first (1st), second (2nd), and third (3rd) anniversaries of the Grant Date, respectively), subject to Optionee’s continued employment with the Company and its Subsidiaries through each such date (except as otherwise provided in Section 2(b)(ii) or 2(b)(iii) below). For the avoidance of doubt, notwithstanding anything to the contrary in the Plan, vesting of the Option shall not be accelerated solely on account of a Change in Control.

(ii)            Termination Because of Death/Disability. If the Optionee experiences a Termination by reason of the Optionee’s death or Disability (as defined in the Grantee’s Executive Employment Agreement with the Company and Veris Residential, Inc., dated as of April [•], 2022, as amended from time to time (the “Employment Agreement”)), then the Option shall vest and become exercisable with respect to a prorated number of Option Shares as would otherwise be scheduled to vest on the next regularly scheduled vesting date described in Section 2(b)(i), with such proration based on the quotient obtained by dividing (x) the number of days elapsed between the previous vesting date described in Section 2(b)(i) (if none, the Grant Date) and the date of Termination by (y) the total number of days between the previous vesting date described in Section 2(b)(i) (if none, the Grant Date) and such next regularly scheduled vesting date. Any portion of the Option that remains unvested after application of the preceding sentence shall immediately terminate and be forfeited without consideration, and the vested portion of the Option shall remain outstanding and exercisable until the Expiration Date.

(iii)            Termination without Cause; Resignation for Good Reason. If the Optionee experiences a Termination by reason of (x) a termination of employment by the Company and its Subsidiaries without Cause (as defined in the Employment Agreement, and other than by reason of death or Disability), or (y) Optionee’s resignation for Good Reason (as defined in the Employment Agreement) (in each case, whether during or following the Term of the Employment Agreement), any then-unvested portion of the Option shall vest, and the Option shall remain outstanding and exercisable until the Expiration Date.

(iv)            Other Terminations. If the Optionee experiences a Termination for any reason other than as set forth in Section 2(b)(ii)-(iv) above, any then-unvested portion of the Option shall immediately terminate and be forfeited for no consideration, and the vested portion of the Option shall remain outstanding and exercisable until the earlier of (x) thirty (30) days following such Termination, and (y) the Expiration Date.

(v)            Release Requirement. Notwithstanding anything to the contrary in this Section 2, any additional vesting upon Termination provided in Sections 2(b)(ii)-(iv) shall be conditioned on Optionee, or the representative of Optionee’s estate, executing the Release (as defined in the Employment Agreement), and the period provided in such Release having expired without Optionee exercising Optionee’s right to revoke, not later than sixty (60) days after the Termination Date, and if Optionee fails to execute such Release, revokes the Release, or the revocation period has not yet expired by the end of such sixty (60) day period, Optionee shall have no right to any such payment or benefit.

(c)            Exercise; Payment of Purchase Price Upon Exercise: Only the vested and outstanding portion of the Option may be exercised at any given time. Any outstanding and vested portion of this Option may be exercised by Optionee from time to time by written notice to the Company specifying the number of Option Shares as to which this Option is being exercised (which may be in electronic form pursuant to procedures established by the Company). At the time of any exercise, the purchase price of the Option Shares as to which this Option is being exercised shall be paid by Optionee to the Company (i) in cash, (ii) at the option of the Optionee, in Shares (including by withholding Option Shares), valued at the mean of the high and low sale prices of such stock on the New York Stock Exchange on the day of exercise (or via a broker-assisted “cashless exercise” procedure made available by the Company), or (iii) at the option of Optionee, a combination thereof.

(d)            Non-transferability: This Option shall not be transferable and may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed by Optionee other than by will or by the laws of descent and distribution (in which case, such transferee shall succeed to the rights and obligations of Optionee hereunder). During the lifetime of Optionee, this Option shall be exercisable only by Optionee (or his estate or legal representative in case of his death or Disability). If Optionee or anyone claiming under or through Optionee attempts to violate this Section, such attempted violation shall be null and void and without effect.

(e)            No Rights as Stockholder: Optionee shall have no rights as a stockholder with respect to any Shares subject to this Option prior to the date of issuance to Optionee of a certificate or certificates for such shares (or evidence of book entry shares being recorded in the Company’s books and records).

(f)            No Rights to Continued Employment: This Option shall not confer upon Optionee any right to continued employment with the Company or any subsidiary of the Company, or limit in any respect the right of the Company, the Board, or any subsidiary to terminate such employment or service at any time.

(g)            Compliance With Laws and Regulations: This Option and the obligation of the Company to sell and deliver shares hereunder, shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for Shares prior to (i) the listing of such shares on any stock exchange on which the Shares may then be listed and (ii) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which the Board or the Committee shall, in its sole discretion, determine to be necessary or advisable. Moreover, this Option may not be exercised if its exercise, or the receipt of Shares pursuant thereto, would be contrary to applicable law. The Option Shares shall be registered on Form S-8 promptly following the grant of this Option.

3.            Withholding and Taxes: If required under applicable law, in connection with the exercise of this Option, the Optionee will pay to the Company any federal, state, or local or non-U.S. taxes of any kind required by law to be withheld with respect to such amount (the “Withholding Amount”). Payment of the Withholding Amount shall be made by the Optionee at Optionee’s election either (x) in cash, or (y) by transferring to the Company such number of Shares (including by withholding Option Shares) with a value equal to the Withholding Amount (or via a broker-assisted “cashless exercise” procedure made available by the Company). The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Optionee. The Option is intended to comply with Proposed Treasury Regulation 1.409A-1(b)(5)(iii)(E) and will be interpreted accordingly.

4.            Adjustment Provisions: In the event of (i) changes in the Shares by reason of stock dividends, spin-offs, split-ups, or combination of shares, reclassifications, recapitalizations, mergers, consolidation, reorganizations, or liquidations or (ii) any spin-off, extraordinary dividend, or distribution of assets, then in either case, appropriate adjustments shall be made by the Committee in (a) the number and class of shares thereafter subject to this Option and (b) the purchase price for the Option Shares as set forth above, in each case to prevent dilution or enlargement of the Optionee’s rights hereunder. Whether any adjustment or modification is required, and the amount thereof, shall be determined by the Committee, which determination shall be final and binding on all interested parties.

5.            Corporate Action by the Company: Existence of this Option shall not impair the right of the Company or its shareholders to make adjustments, recapitalizations, reorganizations, or other changes in its capital structure or business, to consummate any merger or consolidation of the Company, to issue bonds, debentures, preferred, or prior preference stocks ahead of or affecting the Shares or the rights thereof, to dissolve or liquidate the Company, to sell or transfer all or any part of its assets or business, or to do or take any other corporate act or proceeding it or they might have done or taken if this Option was not in existence.

6.            Interpretation: As a condition of granting of this Option, Optionee, and each person who succeeds to Optionee’s rights hereunder, agrees that any dispute or disagreement which shall arise out of or by reason of this Option shall be determined by the Committee in its sole discretion and such determination shall be final and binding on all interested parties. If no Committee is acting, its functions shall be performed by the Board, and each reference herein to the Committee shall, in that event, be deemed to refer to the Board. By accepting this Agreement, Optionee and each person claiming under or through Optionee shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, the terms of the Plan as incorporated by reference herein (it being understood that this Option is not granted under the Plan, but has been granted as a standalone, one-time “inducement” award as described herein).

7.            Notices: Any notice hereunder to the Company shall be addressed to it at its principal office, and any notice hereunder to Optionee shall be addressed to Optionee at the residence address of Optionee as noted in the Company’s files, subject to the right of either party to designate at any time hereafter in writing some other address.

8.            Binding Effect: This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Optionee.

9.            Entire Agreement. This Agreement contains the entire understanding of the Company and Optionee with respect to the subject matter hereof. For the avoidance of doubt, the grant of this Option is in complete satisfaction of the “Sign-On Stock Option Award” described in Section 4(b)(iv)(B) of the Employment Agreement.

10.            Governing Law: This Agreement and the rights and obligations of the parties hereto shall be governed by the laws of the State of Maryland.

OPTIONEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, SHALL CONFER UPON OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT WITH THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

[signature page follows]

IN WITNESS WHEREOF, Veris Residential, Inc. has caused this Agreement to be executed by its duly authorized officer, and Optionee has executed this Agreement, both as of the date and year first above written.

VERIS RESIDENTIAL, INC.	OPTIONEE

By:
Name: Anna Malhari	Name: Jeffrey Turkanis
Title: Chief Operating Officer